SHARE PURCHASE AGREEMENT

                              Dated 7 October 1997





(1)     THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

(2)     THE SHAREHOLDERS IN THE PROCESS OF CONSTITUTING PRG FRANCE SA



                                     - and -



(3) MARC EISENBERG, AS ATTORNEY-IN-FACT FOR THOSE PERSONS WHOSE NAMES ARE SET OUT ON ANNEX 1 ATTACHED HERETO





                                 ---------------



                            SHARE PURCHASE AGREEMENT

       for the acquisition of share capital of Financiere Alma SA and Alma
                                Intervention SA



                                 ---------------

THIS AGREEMENT is made on 7 October 1997.


BETWEEN:

(1) THE PROFIT RECOVERY GROUP INTERNATIONAL, INC, a Georgia corporation ("PRG"), Clinton Mc Kellan, Jr., acting as attorney (mandataire) in the name and on behalf of PRG France SA a French societe anonyme in the process of formation at the date hereof ("AGENT") which expression shall on formation of PRG France SA mean PRG France SA), PRG Agent and PRG France SA being called together the "PURCHASER" which expression includes each or any of them;

(2) MARC EISENBERG, AS ATTORNEY-IN-FACT FOR THOSE PERSONS WHOSE NAMES ARE SET OUT ON ANNEX 1 ATTACHED HERETO (the "VENDOR").



THE PARTIES AGREE AS FOLLOWS:


1.      SALE AND PURCHASE

        1.1 The Vendor sells to PRG and PRG purchases from the Vendor (i) the numbers of shares in Financiere Alma SA ("FA") and the number of shares of Alma Intervention SA ("AI") of which the Vendor is the owner as set out in Section 1 of ANNEX1, and (ii) the Vendor sells and the Agent purchases the number of shares in FA and the number of shares of AI of which the Vendor is the owner as set out in Section 2 of ANNEX 1, in each case with effect from 1 October 1997 free from any mortgage, charge, pledge, lien, security interest or other third party right or interest, or option or restriction of any nature over or in respect of the relevant asset, security or right (the "ENCUMBRANCES"), and together with all accrued benefits and rights attaching thereto and all dividends declared after the 30 June 1997 in respect of the all such shares in FA (collectively, the "FA SHARES") and all such shares in AI (collectively the "AI SHARES").

                As at date hereof the Vendor delivers to the Purchaser the shares transfer forms relating to all the FA Shares and AI
                Shares referred to in ANNEX 1 duly signed and completed in favour of the Purchaser and the Agent, as appropriate.

        1.2 The Vendor hereby represents, warrants, covenants and undertakes with the

                Purchaser (so as to bind them, their personal representatives, successors and assigns) as follows:

                1.2.1 that Vendor has the right to dispose of the FA Shares and the AI Shares which they sell to Purchaser;

                1.2.2 that Vendor is disposing of the FA Shares and AI Shares free from any Encumbrances together with all such rights now or hereafter attaching thereto, including the right to all dividends and other distributions (if any) declared, after 30 June 1997;

                1.2.3   as set out in ANNEX 2 to this Agreement;


                1.2.4 that Vendor has made available to each person from whom Vendor received a "pouvoir" all information concerning PRG and its business and has informed such persons of the availablity of the investment representations, Risk Factors and other matters set forth in ANNEX 2 to this Agreement and has provided copies of ANNEX 2 to any person who requested same;

                1.2.5 that Vendor warrants, covenants and undertakes with Purchaser that each pouvoir attached to this Agreement is an original Pouvoir executed by the person whose name appears on same, and that each person executed such pouvoir as a voluntary act and with full right and authority; and

                1.2.6 that Vendor warrants, covenants and undertakes with Purchaser that each pouvoir attached to this Agreement is valid and enforceable and vests the Vendor with full right and authority to enter into this Agreement for and on behalf of the persons whose names are set forth on ANNEX 1 attached hereto.

        1.3 The price for the FA Shares and the AI Shares sold by the Vendor to PRG pursuant to this Agreement shall be paid by PRG by the delivery of 13,348 shares of no par value common stock of PRG (the "STOCK") in the proportions set out in ANNEX 1 hereto. The Vendor acknowledges and agrees the the Stock is subject to the restrictions set forth on ANNEX 2 to this Agreement.

        1.4 The price for the FA Shares and AI Shares sold by the Vendor to the PRG France Shareholders is US $ 512,271 paid at the date hereof by way of one bankers drafts as set forth in ANNEX 1.

        1.5 The Vendor warrants, covenants and represents to Purchaser that he will promptly deliver to the persons whose names are set forth on ANNEX 1 attached hereto stock certificates representing the appropriate number of shares of PRG Stock and cash in accordance with the amounts set forth on said ANNEX 1.


2.      WARRANTIES BY PRG

        PRG hereby represents warrants, covenants and undertakes to the Vendor as set out in ANNEX 3 of this Agreement.


3.      FURTHER ASSURANCES

        At any time after the date hereof the Vendor shall without charge to the Purchaser execute all such documents and do such acts and things as the Purchaser may reasonably require for the purpose of vesting in PRG and/or the Agent with the full legal and beneficial title to the FA Shares and the AI Shares referred to in ANNEX 2 and giving to the Purchaser the full benefit of this Agreement.


4.      BENEFIT OF THE AGREEMENT

        For the purposes of Article 223 B of the General Taxation Code (Code General des Impots) it is expressly agreed that PRG will acquire FA Shares and the AI Shares in Section 1 of ANNEX 1 with the intention of immediately transferring them to the Agent on behalf of PRG France SA in the process of being formed.


5.      GUARANTEE

        The obligations of PRG and of the Agent hereunder shall be joint and several and PRG hereby guarantees the obligations of the Agent hereunder.

6.      GOVERING LAW AND RULING VERSION

        6.1 This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with French law.

        6.2 Any dispute arising from the execution of this Agreement shall be finally resolved in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators nominated in accordance with their rules unless the parties can agree on a sole arbitrator. The arbitration shall take place in Paris. The language of the arbitration shall be in English.



IN WITNESS WHEREOF, the parties hereto have executed this Agreement at Broadwalk House, 5 Appold Street, London EC2A 2HA, as of the date first above written.


THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.


/s/ Clinton McKellar,Jr.
--------------------------------
By:    Mr. Clinton McKellar, Jr.
Title: Senior Vice President and General Counsel




/s/ Clinton McKellar, Jr.
--------------------------------
MR CLINTON MCKELLAR, JR, AS "MANDATAIRE"
FOR THE SHAREHOLDERS OF PRG FRANCE S.A. IN FORMATION




MR MARC EISENBERG AS ATTORNEY OF FACT FOR THOSE PERSONS
ABOVE NAMES ARE SET OUT IN ANNEX 1


By:/s/ Marc Eisenberg
--------------------------------
Title:

                        LIST OF SCHEDULES AND/OR ANNEXES



Annex 1 List of names and addresses of persons executing a Pouvoir in favor of Marc Eisenberg

Annex 2             Warranties of Vendor

Annex 3             Warranties by PRG